Hurco Europe Limited
c/o Hurco Companies, Inc.
One Technology Way
Indianapolis
Indiana 46268-0180
USA



For the attention of: Mr Roger J. Wolf

                                                               January 15, 2004

Dear Sir

(pound)700,000 Revolving Credit Facility and (pound)300,000 Overdraft Facility

We, Bank One, NA (the "Bank", which expression includes our successors, assigns and permitted transferees), are pleased to offer Hurco Europe Limited (the "Borrower"), on the terms and conditions set out in this agreement:

(a) a revolving credit facility (the "Revolving Credit Facility") of up to (pound)700,000; and

(b) an overdraft facility (the "Overdraft Facility") of up to (pound)300,000,

(together, the "Facilities") to be used for the Borrower's general working capital and corporate requirements.

1      Definitions

       In this agreement, unless the context otherwise requires:

       "Additional Cost" means, in relation to any period for which a calculation of LIBOR is to be made, a percentage calculated for such period at an annual rate conclusively determined by the Bank to be the cost to the Bank of complying with the Bank of England's reserve asset special deposit and mandatory liquid assets requirements from time to time;

       "Advance" means each borrowing by way of an advance under the Revolving Credit Facility or (as the context requires) the principal amount of that borrowing outstanding at any relevant time;

       "Affiliate" means in relation to a company (i) any company or body corporate which is for the time being a holding company or a subsidiary of that company or a subsidiary of any such holding company ("holding company" and "subsidiary" having the meanings respectively given thereto by Section 736 of the Companies Act 1985) and (ii) any person or group of persons which, or which together, control (within the meaning of Section 840 of the Income and Corporation Taxes Act 1988) that company;

       "Banking Day" means a day when dealings in Sterling are carried on in the London interbank market and banks are open for business in London;

       "Base Rate" means the Bank's base rate for Sterling as varied from time to time;

       "Borrowing Base" means, at any time, an amount equal to the aggregate of:

(a) 80 per cent of the Eligible Trade Debts;

(b) 50 per cent of the Eligible Finished Goods Inventory; and

(c) 40 per cent of the Eligible Unfinished Goods Inventory;

        "Borrowing Base Certificate" means a certificate substantially in the form of Appendix 1 or as commonly in use by the Bank or its affiliates;

       "Collateral" means the Charged Assets as such term is defined in the Debenture;

       "Credit Documents" means the US Credit Agreement, the US Security Documents, the Parent Guarantee and any other agreement, instrument or documents designated as such by the Bank;

       "Debenture" means the debenture dated on or about the date of this agreement in form and substance satisfactory to the Bank in favour of the Bank granting, inter alia, fixed charges over the Borrower's book debts, inventory and plant, machinery and equipment and a floating charge over all of the Borrower's undertaking, properties and assets to secure all the Borrower's obligations, liabilities and indebtedness from time to time hereunder;

       "Default" means any Event of Default or any event or circumstance which would upon the giving of a notice by the Bank and/or expiry of the relevant period and/or fulfilment of any other condition (in each case as specified in clause 14), constitute an Event of Default;

       "Eligible Finished Goods Inventory" means the finished goods inventory of the Borrower located in the United Kingdom in each case valued at the book value given in the Borrower's latest monthly inventory listings provided in each case that the Bank has not determined that such inventory or goods are not acceptable for any reason having regard to its age, type, category and/or quality;

       "Eligible Unfinished Goods Inventory" means the raw material inventory and parts inventory of the Borrower located in the United Kingdom, excluding work in progress, in each case valued at the book value given in the Borrower's latest monthly inventory listings provided in each case that the Bank has not determined that such inventory or goods are not acceptable for any reason having regard to its age, type, category and/or quantity;

       "Eligible Trade Debt" means a book debt of the Borrower:

(a) in relation to which the relevant debtor is domiciled in the United States of America or European Union; and

(b) which is legally and beneficially owned (with full title guarantee) by the Borrower; and

(c) which is not subject to any restrictions on assignment or charge so that it can be charged or otherwise secured to the Bank in accordance with the Debenture; and

(d) which the relevant debtor is bound to pay, and does not dispute that it is bound to pay, in full on the due date;

                     and

(e) which is not and is not asserted by the relevant debtor to be:

(i)                  subject of any set-off, counterclaim or other equity; or

(ii) subject to any discount (not already accounted for in the Borrower's books) or attempt to vary the terms of its payment; or

(iii) the subject of any action or attempted action for its recovery; or

(iv) a debt in connection with a contract which has been breached; or

(v) a debt in connection with any goods or services which have been rejected for any reason whatsoever;

              and

(f) in relation to which the relevant debtor has not suffered an event which if it had occurred in relation to the Borrower would have been an Event of Default under clauses 14.1.5 to 14.1.8 (inclusive); and

(g) which, if such debt is subject to credit insurance arrangements, is otherwise acceptable to the Bank, in its sole discretion; and

(h)                    which either:

(i) (in the case of debts required to be paid within 30 days from the invoice date) has not remained unpaid for a period exceeding 90 days past due; or

(ii) (in the case of debts not required to be paid within 30 days from the invoice date) has not remained unpaid for a period exceeding 60 days past due;

              and

(i) which is not owed by an Affiliate of the Borrower; and

(j) which is not an Excluded Debt;

       "Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, standard security, assignment by way of security or other security interest of any kind;

       "Event of Default" means any of the events of default set out in clause
        14;

       "Excluded Debt" " means book debts of the Borrower:

(a) owing by debtors in connection with non-arms length transactions which are connected with any member of the Borrower; or

(b)           relating to stage payments or progress payments; or

(c) relating to amounts which are not or are alleged not to be fixed for liquidated amounts; or

(d) owing by a debtor in respect of which 40 per cent. or more of the aggregate amount of book debts owed by that debtor to the Borrower do not constitute Eligible Trade Debts;

       "Guaranteed Amount" means, at any time, the aggregate amount of the Bank's maximum potential liability under all Undertakings issued and outstanding at that time;

        "Indebtedness" means:

(a) all indebtedness in respect of borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);

(b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument;

(c)           all capitalised lease obligations;

(d) all obligations in respect of outstanding letters of credit, acceptances and similar obligations;

(e) all liabilities secured by any security interest, lien or other encumbrance on any property owned by the Borrower even though the Borrower has not assumed or otherwise become liable for the payment thereof;

(f) any net liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; and

(g) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise;

       "LIBOR" means, in relation to any Advance:

(a)           the applicable Screen Rate; or

(b) (if no Screen Rate is available for the Term of that Advance) the rate (rounded upwards to four decimal places) as supplied to the Bank at its request quoted by the Reference Bank to leading lenders in the London interbank market, as at 11 a.m. on the first day of such period for the offering of deposits in Sterling of that and for a period comparable to the Term for that Advance;

       "Margin" means the applicable rate of interest set out in the following table:

              ------------------------------------------- ----------------------------------------
                    Total Funded Debt/EBITDA Ratio        Margin (% per annum) in respect of the
                                                                        Facilities
              ------------------------------------------- ----------------------------------------
              ------------------------------------------- ----------------------------------------
                     > 3.00:1                                              2.75%

              ------------------------------------------- ----------------------------------------
              ------------------------------------------- ----------------------------------------
                     > 2.50:1 and <= 3.00:1                                2.00%

              ------------------------------------------- ----------------------------------------
              ------------------------------------------- ----------------------------------------
                     > 2.00:1 and <= 2.50:1                                1.50%

              ------------------------------------------- ----------------------------------------
              ------------------------------------------- ----------------------------------------
                     <= 2.00:1                                             1.00%

              ------------------------------------------- ----------------------------------------

       But so that:

(a) no adjustment to the Margin shall occur prior to 1 March 2004 and prior to such date the Margin shall at all times be 2.00% per annum; and

(b) any adjustment to the Margin shall only be made on 1 March, 1 June, 1 September and 1 December in each year and, for such purposes, the Total Funded Debt/EBITDA Ratio shall be determined as of the last day of (and for the period of) each period of four consecutive quarters ending on the preceding 31 October, 31 January, 30 April and 31 July respectively by reference to the management accounts delivered to the Bank pursuant to Section 6.1 of the US Credit Agreement;

       "Operating Account" means the account in the name of the Borrower opened with the Bank, with account No. 7139268;

       "Optional Currency" means any currency which is freely transferable, freely convertible into Sterling and dealt in on the London interbank market and for which the Bank provides overdraft facilities in the course of its normal operations;

       "Overdraft" means, at any relevant time, the debit balance of the Operating Account;

       "Parent" means Hurco Companies, Inc., an Indiana corporation whose principal place of business is at One Technology Way, Indianapolis, Indiana 46268-0180;

       "Parent Guarantee" means the agreed form guarantee dated on or about the date of this agreement entered into by the Parent in favour of the Bank;

       "Permitted Disposal" means any sale, lease or other disposal of:

(a) obsolete assets on normal arm's length commercial terms where the assets are no longer required for the purposes of the business of the Borrower;

(b) assets where the disposal proceeds (net of Taxes and costs of disposal) are used within six months of that disposal for the purchase of an asset to replace the asset disposed;

(c) assets in exchange for assets of a substantially similar nature and value in the ordinary course of business; and

(d)           inventory in the ordinary course of business;

        "Permitted Encumbrance" means an Encumbrance being any of the following:

(a)           Encumbrances granted with the prior written consent of the Bank;

(b) liens and rights of set off arising by operation of law in the normal course of business and any encumbrance arising by way of retention of title of goods by the supplier of such goods where such goods are supplied on credit and are acquired in the Borrower's normal course of business;

(c)           Encumbrances comprised in the Debenture;

(a) any other Encumbrance permitted to be entered into by a Subsidiary (as such term is defined in the US Credit Agreement) under Section
              6.15 of the US Credit Agreement (other than sub-paragraphs (vii),
              (ix) and (x) thereof);

       "Permitted Indebtedness" means:

(a)           Indebtedness incurred under this agreement;

(b)           unsecured debt incurred in the ordinary course of business;

(c) unsecured Indebtedness owing to the Parent or any Affiliate of the Borrower;

(d) Indebtedness incurred under the UK Lease Liability (as such term is defined in the US Credit Agreement); and

(e) Indebtedness (other than unsecured trade debt incurred in the ordinary course of business) that is unsecured and fully subordinated to the interests of the Bank on terms acceptable to the Bank and only with the Bank's consent;

(f) any other Indebtedness permitted to be entered into by a Subsidiary (as such term is defined in the US Credit Agreement) under Section 6.11 of the US Credit Agreement;

       "Qualifying Bank" means a person which (at the time the relevant interest payment is made) is:

(a) beneficially entitled to the interest payable to it under this agreement;
and

(b) a UK Lender or a Treaty Lender;

       "Reference Bank" means the principal London office of Bank One, NA;

       "Screen Rate" means the British Bankers' Association Interest Settlement Rate for the relevant period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Bank may specify another page or service displaying the appropriate rate after consultation with the Borrower;

       "Spot Rate" means in respect of any date the Bank's spot rate of exchange for the purchase of Dollars with Sterling at or about 11.00 a.m. on such date;

       "Sterling" and "(pound)" means the lawful currency for the time being of the United Kingdom and in respect of all payments to be made under this agreement in Sterling means immediately available, freely transferable cleared funds;

       "Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and "Tax" and "Taxation" shall be construed accordingly;

       "Term" has the meaning given to that term in clause 4.1.2(c);

       "Termination Date" means 31 January 2007;

       "Total Funded Debt/EBITDA Ratio" has the meaning given to it in the US
        Credit Agreement;

       "Total Outstandings" means, at any relevant time, the aggregate of:

       (a) all Advances;

       (b) the Overdraft; and

       (c) the Guaranteed Amount,

       at such time;

       "Transferee" has the meaning given to that term in clause 19.1;

       "Treaty Lender" means a person which is resident (as such term is defined in the appropriate double taxation treaty) in a country with which the United Kingdom has a double taxation treaty giving the Borrower complete exemption from the imposition of any withholding or deduction for or on account of Taxes on interest (and which does not carry on business in that jurisdiction through a permanent establishment with which the Facilities in respect of which the interest is paid is effectively connected) and which has (or will have prior to the first date on which the relevant payment is to be made) delivered to the Bank for transmission to the Borrower, all necessary forms, claims, certificates and other documentation duly executed by such person necessary to establish that such person is entitled to receive payments by the Borrower under this agreement without any deduction for, or on account of, Taxes imposed and provided that if written authority from the relevant Tax authority is required to be obtained, prior to the making of any payments of interest by the Borrower, to make such payment without any such deduction, such authority has been received by the Borrower (and remains valid and outstanding) prior to the first date on which the Borrower is required to make any such payment to such person and the Borrower undertakes to use all reasonable endeavours to request such authority;

       "UK GAAP" means generally accepted accounting principles and practices in the United Kingdom;

       "UK Lender" means a person which is:

(a)           a company which is resident in the UK for tax purposes; or

(b)           partnership each of whose members is a company so resident; or

(c) a company which is not resident in the UK for tax purposes, but which carries on a trade in the UK through a branch or agency and is subject to corporation tax on interest paid to it under this agreement under section 11(1) of the Income and Corporation Taxes Act 1988;

       "Undertakings" means VAT Guarantees, standby letters of credit or guarantees issued by the Bank on behalf of the Borrower in accordance with clause 5 and "Undertaking" shall be construed accordingly;

       "US Credit Agreement" means the Third Amended and Restated Credit Agreement and Amendment to Reimbursement Agreement as of December 1, 2003, entered into between the Parent and the Bank (as the same may be amended and/or restated from time to time);

       "US Credit Documents" means the US Credit Agreement and the US Security
        Documents;

       "US Security Documents" means (collectively, as the same may be amended and/or restated from time to time):

(a) a patents and licences security agreement entered into by the Parent in favour of the Bank, dated October 24, 2002 and confirmed on December 1, 2003;

(b) a pledge and security agreement entered into by the Parent in favour of the Bank dated October 31, 2001 and confirmed on December 1, 2003;

(c) the subsidiary guarantee by the Parent in favour of the Bank, dated December 1, 2003; and

(d) any other documents evidencing any security interest or guarantee or indemnity entered into by the Parent in favour of the Bank, pursuant to the US Credit Agreement;

       "VAT Guarantee" means each guarantee issued by the Bank in favour of H.M. Customs and Excise in relation to the deferred payment of import duty in accordance with clause 5.

2      Conditions

2.1 The Bank shall not be obliged to make the Facilities available under this agreement unless it shall have received the following documents in form and substance satisfactory to it:

2.1.1 a director's certificate in the form of Appendix 2, attaching the following documents:

(a) a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Borrower;

(b) a copy of the resolutions of the Board of Directors of the Borrower approving the terms of this agreement and the Debenture and authorising its appropriate officers to accept this agreement and to enter into the Debenture and to give all notices hereunder or thereunder on behalf of the Borrower; and

(c) specimen signatures, authenticated by the secretary or a director of the Borrower of the persons authorised in the resolutions referred to in (b) above;

2.1.2  the Debenture duly executed by the Borrower;

2.1.3  the Parent Guarantee duly executed by the Parent; and

2.1.4 a copy of the US Credit Agreement duly executed by the parties thereto together with evidence that each of the other US Credit Documents has become in all respects unconditional in accordance with their respective terms;

2.1.5 a copy, certified as being true, complete and up-to-date by a Director or the Secretary of the Parent or its solicitors, of:

(a)             the Certificate of Incorporation and By-Laws of the Parent;

(b) resolutions of the Board of Directors of the Parent approving the terms of the Parent Guarantee and authorising its appropriate officers to enter into the Parent Guarantee; and

2.1.6 specimen signatures, authenticated by the secretary or a director of the Parent of the persons authorised in the resolutions referred to in 2.1.5(b) above.

2.2 In addition no utilisation of the Facilities may be made if, at the time that utilisation is due to be made (i) the representations and warranties set out in clause 12 (for which purpose clause 12.1.5 shall refer to the latest audited financial statements of the Borrower delivered to the Bank under clause 13.7) are untrue or misleading or incorrect in any respect as if made with respect to the facts and circumstances existing at such time or (ii) a Default has occurred and is continuing or would result from the making of that utilisation.

3      The Facilities

3.1 The Bank, relying on each of the representations and warranties in clause 12 agrees to make available to the Borrower the Facilities.

3.2 The Revolving Credit Facility may be utilised by the Borrower prior to the Termination Date on the terms and conditions set out in this agreement by:

3.2.1  the drawing of Advances in Sterling by the Borrower; or

3.2.2  the issue of Undertakings.

3.3 The Overdraft Facility may be utilised by the Borrower prior to the Termination Date on the terms and conditions set out in this agreement by debits to the Operating Account.

3.4    No utilisation of the Facilities shall be permitted if, as a result:

3.4.1 the Total Outstandings would exceed the lower of (A) the Borrowing Base and (B)(pound)1,000,000 at that time; or

3.4.2  the Guaranteed Amount would exceed(pound)200,000; or

3.4.3 the aggregate of the Advances and the Guaranteed Amount would exceed (pound)700,000; or

3.4.4  the amount of the Overdraft would exceed(pound)300,000.

4      Advances and the Overdraft

4.1    Advances

4.1.1 The Borrower may at any time prior to the Termination Date request the Bank by notice in writing to make Advances to the Borrower on the terms and conditions set out in this agreement.

4.1.2  Such notice shall specify:

(a) the amount of the proposed Advance (which shall be in a minimum amount of(pound)50,000 or an integral multiple of pound)50,000);

(b)             the proposed date of drawing (which shall be a Banking Day); and

(c) the period (the "Term") during which the Advance is to remain outstanding (which shall be 30, 60, 90 or 180 days or such other period as the Bank and the Borrower may agree expiring not later than the Termination Date), and shall be received by the Bank not later than 11.00.a.m. on the proposed date of drawing.

4.1.3  Every such notice shall be irrevocable by the Borrower.

4.2    Overdraft

4.2.1 The Overdraft Facility may be used by the Borrower by debits to the Operating Account.

4.2.2 The Overdraft is repayable by the Borrower on demand by the Bank which may be made by the Bank in its sole discretion at any time.

4.2.3 The Bank shall deliver to the Borrower as soon as reasonably practicable after the 24th day of each month an interest statement itemising the daily interest accruing to the Operating Account on each day during the period commencing on the 24th day of the previous month and ending on the 23rd day of the current month.

5      Undertakings

5.1 The Borrower may make drawings under the Revolving Credit Facility by requesting the Bank by notice in writing to issue standby letters of credit and/or guarantees on its behalf in favour of such persons as the Borrower may specify to the Bank and/or VAT Guarantees on its behalf in favour of H.M. Customs and Excise.

5.2 Each request shall be received by the Bank no later than 10.00 a.m. on the second Banking Day before the proposed date of issuance of the relevant undertaking.

5.3 Each Undertaking shall be in Sterling or any other Optional Currency agreed by the Bank and in a form and substance approved by the Bank. The express expiry date of each Undertaking shall be satisfactory to the Bank and no Undertaking shall have an express expiry date later than the Termination Date. Without prejudice to the generality of the foregoing, each VAT Guarantee shall provide for expiry of the Bank's liability on receipt by H.M. Customs and Excise of seven days' notice of termination in writing from the Bank.

5.4 The Bank's issuance of any Undertaking shall be deemed, for the purpose of clause 3.4, to be a utilisation of the Revolving Credit Facility to the extent of the Bank's maximum potential liability under that Undertaking.

5.5 Each Undertaking issued by the Bank shall be a guarantee of payment only and shall contain no obligations by the Bank other than to make payment to the beneficiary/ies of the Undertaking on demand.

5.6 The Borrower shall indemnify the Bank against all losses, costs, damages expenses and demands which the Bank may suffer, incur, sustain or receive under or by reason of or in connection with the Undertakings and the Borrower shall pay to the Bank forthwith all moneys whatsoever which may from time to time be claimed or demanded from the Bank or which the Bank shall pay under or in connection with the Undertakings. This indemnity shall be a continuing indemnity and shall be in addition to any security or other right the Bank may have against the Borrower and shall not be wholly or partly discharged, varied or affected by any time or indulgence granted to or by the Bank or any other party or by any variation of any Undertakings or of this agreement or by anything done or omitted which would but for this provision operate to exonerate the Borrower.

5.7 The Borrower irrevocably authorises the Bank to pay immediately any amounts from time to time demanded or claimed or which the Bank may become liable to pay under or by reason of the Undertakings without reference to or further authority from the Borrower and notwithstanding that the Borrower may dispute the validity of such claim or demand.

5.8 The Bank's maximum actual and/or potential liability or risk in respect of an Undertaking shall not be treated as reduced for the purposes of this agreement unless (and to the relevant extent):

5.8.1 the Bank has received a written confirmation from the beneficiary of the relevant Undertaking of the amount of such reduction; or

5.8.2  such Undertaking has, under or in accordance with its terms, expired; or

5.8.3  a payment has been made under such an Undertaking.

5.9 Without prejudice to clause 14, upon the occurrence of an Event of Default and while the same is continuing the Borrower shall use all endeavours to procure the Bank's release from its liability thereunder by the relevant beneficiary.

5.10 The Borrower agrees that a certificate signed by an officer of the Bank to the effect that a sum has become due from the Bank in connection with an Undertaking shall (in the absence of manifest error) be conclusive as to the amount then due.

6      Borrowing Base Certificate

6.1 The Borrower shall monthly prepare and deliver to the Bank a Borrowing Base Certificate signed by a director or a secretary of the Borrower setting out:

6.1.1 the details of the Eligible Trade Debts and stating the aggregate of those Eligible Trade Debts at the end of the preceding month;

6.1.2 the value of its Eligible Finished Goods Inventory at the end of the preceding month; and

6.1.3 the value of its Eligible Unfinished Goods Inventory at the end of the preceding month,

       such certificate to be delivered to the Bank within 30 days of the end of each calendar month.

6.2 The Borrower shall ensure that the aggregate of the Total Outstandings at any time shall not exceed the Borrowing Base at that time.

6.3 If by reason of the reduction in the Borrowing Base the foregoing is not complied with, the Borrower shall within 5 Banking Days reduce the Total Outstandings to ensure such compliance.

7      Repayment

7.1 Each Advance shall be repaid in full together with accrued interest and all other moneys outstanding in connection with such Advance on the last day of its Term.

7.2 Notwithstanding the foregoing, if a new Advance is to be made on a day on which an outstanding Advance is due to be repaid then, unless the Borrower and the Bank otherwise agree, the Bank shall apply the proceeds of the new Advance in meeting the Borrower's obligation to repay the maturing Advance.

7.3 All outstanding Advances (if any) together with accrued interest and all other moneys outstanding in connection with such Advances shall be repaid or paid in full on the Termination Date.

8      Interest and Guarantee Fees

8.1    Interest on Advances

       Interest shall be paid by the Borrower on each Advance at the rate per annum equal to the aggregate of (i) the applicable Margin; (ii) LIBOR; and (iii) the Additional Cost and shall be debited to the Operating Account on the last day of its Term.

8.2    Interest on the Overdraft

       The Borrower shall pay interest on the Overdraft monthly in arrears on the 24th day of each month at the rate per annum determined by the Bank to be the aggregate of (i) the applicable Margin and (ii) the Base Rate. The accrued interest on the Overdraft shall be debited to the Operating Account monthly.

8.3    Guarantee fee

       A guarantee fee shall be payable by the Borrower on the Guaranteed Amount from time to time at the annual rate per annum of the applicable Margin. Such fee shall be payable quarterly in arrears and the first payment to be made three months from the date of the first Undertaking and quarterly thereafter.

8.4    Default interest

       Interest shall be paid on any overdue amount under this agreement (both before and after judgment) or on the occurrence of any other Default by the Borrower or the Parent under this agreement or the Parent Guarantee at the annual rate determined by the Bank to be the aggregate of (i) 2 per cent. per annum, (ii) LIBOR (in the case of the Advances) or the Base Rate (in the case of the Overdraft); (iii) the applicable Margin; and
       (iv) the Additional Cost (in the case of the Advances). Such rate shall be determined daily or two Banking Days before any period selected by the Bank. As long as the amount continues to be overdue such rate shall be recalculated on the same basis at the end of each period selected by the Bank and such interest shall be compounded at the end of each such period.

9      Expenses

       The Borrower shall pay to the Bank (whether or not any of the Facilities is utilised) on demand an amount equal to all fees, costs, charges and expenses (including, but not limited to, reasonable legal expenses, stamp, registration or other duties) incurred by the Bank in connection with the preparation and execution of this agreement, the Debenture, the Parent Guarantee and the documentation contemplated hereby and all costs, charges and expenses (including, but not limited to, reasonable legal expenses on a full indemnity basis) of the Bank in connection with the enforcement or preservation of any of its rights under this agreement, the Debenture and the Parent Guarantee or otherwise in connection with the Facilities. The Borrower shall also pay an amount equal to any value added tax payable by the Bank in respect of such costs, charges and expenses.

10     Payments and Indemnity

10.1 All sums payable in connection with the Facilities shall be paid to the Bank on the due date no later than 12 noon in Sterling in same day funds to such account as the Bank shall have notified to the Borrower by not less than 3 Banking Days' notice free and clear of any present or future taxes duties charges fees or withholdings and without any set-off or counterclaim or any condition or deduction whatsoever.

10.2 If the Borrower repays or prepays all or any part of the outstanding Advances before the expiry of the relevant Term (whether following the occurrence of an Event of Default or otherwise), the Borrower will indemnify the Bank against all loss or expense (including, but not limited to, reasonable legal expenses on a full indemnity basis) and all loss of profit the Bank may incur or sustain (including but not limited to all costs and losses resulting from the relevant payment not being made on the last day of the relevant Term). The Bank's certificate as to the amount of such loss or expense and interest shall be conclusive and binding on the Borrower save for manifest error.

10.3 Interest and any other payments under this agreement of an annual nature shall be calculated on a day to day basis and on the basis of the actual number of days elapsed and on the basis of: (i) a 365 day year (in the case of Sterling) and (ii) a 360 day year (in the case of currencies other than Sterling).

10.4 Any certificate or determination of the Bank as to any rate of interest, rate of exchange or any amount payable hereunder shall be prima facie evidence of the relevant rate or amount payable.

10.5 When any payment under this agreement would otherwise be due on a day which is not a Banking Day, the due date for payment shall be postponed to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

11     Facility Fee

       The Borrower shall pay to the Bank (i) on the date of this agreement and
       (ii) on each anniversary of the date of this agreement until the Termination Date, a fee in the amount of US $6,000.

12     Representations and warranties

       The Borrower represents, warrants and undertakes to the Bank on (i) the date of this agreement, (ii) each occasion on which the Borrower draws or otherwise requests a utilisation under the Facilities and (iii) each occasion an Advance is renewed for a further Term that:

12.1.1 the Borrower is duly incorporated and validly existing under the laws of England and Wales and has power to execute, deliver and perform its obligations under this agreement and the Debenture; all necessary action has been taken by it to authorise the execution, delivery and performance of this agreement and the Debenture, no limitation on its powers will be exceeded as a result of transactions under this agreement or the Debenture and this agreement and (subject to applicable insolvency laws and general principles of equity) the Debenture, when executed, will constitute valid and legally binding obligations of the Borrower enforceable in accordance with their respective terms;

12.1.2 the execution, delivery and performance of this agreement and the Debenture by the Borrower will not contravene any existing law, regulation or authorisation to which it is subject, result in any material breach of or default under any agreement or other instrument to which the Borrower is a party or is subject or contravene any provision of the Borrower's Memorandum or Articles of Association;

12.1.3 every authorisation of, or registration with, governmental or public bodies or courts required by the Borrower in connection with the execution, delivery, performance, validity, enforceability or admissibility in evidence of this agreement and the Debenture has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions imposed in connection therewith;

12.1.4 (save as disclosed to the Bank in writing prior to the date of this agreement) no litigation, alternative dispute resolution, arbitration, administrative proceeding or labour dispute is taking place, pending or, to its knowledge, threatened against the Borrower or any of its assets which, if adversely determined, could be reasonably expected to result in a liability of the Borrower in excess of (pound)50,000;

12.1.5 the audited financial statements of the Borrower provided to the Bank pursuant to clause 13.7 (if any) have been prepared in accordance with UK GAAP which have been consistently applied and give a true and fair view of the financial position of the Borrower as at the date to which they were prepared and the results of the operations of the Borrower for the financial year ended on such date;

12.1.6 there has been no material adverse change in the financial position of the Borrower from that set forth in its most recent financial statements (if any) provided pursuant to clause 13.7;

12.1.7 no event or circumstance which constitutes or which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing; and

12.1.8 the Borrower has not sold, transferred, lent or otherwise disposed of or ceased to exercise direct control over all or any part of its present or future undertaking, assets, rights or resources or agreed to do so (other than by way of a Permitted Disposal).

13     Covenants

       It is a term of the Facilities that at all times during their continuance and until repayment of all Advances and the Overdraft and the discharge of all Undertakings and payment of all other moneys payable (whether actually or contingently) hereunder that the Borrower will:

13.1 not, without the Bank's prior written consent, create or allow to exist any Encumbrance (save for a Permitted Encumbrance) over any of its present or future assets, rights or revenues to secure obligations of itself or of any other person;

13.2 not, without the Bank's prior written consent, sell, transfer, lend, lease or otherwise dispose of or cease to exercise direct control over all or any part of its present or future undertaking, assets, rights or revenues (other than by way of a Permitted Disposal) whether by one or a series of transactions related or not other than by way of a Permitted Disposal;

13.3 not permit any of the Borrower's liabilities to have the benefit of any guarantee, indemnity, bond or comfort letter unless the party giving the same similarly guarantees the outstanding Advances and all other moneys payable hereunder;

13.4 not make any material change in the nature of the Borrower's business, as carried on at the date of this agreement;

13.5 obtain, maintain in full force and effect and comply in all material respects with any conditions imposed in connection with, every authorisation of governmental or public bodies or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary under applicable law for the continued due performance of its obligations under this agreement;

13.6 inform the Bank of any Event of Default or any event which with the giving of notice or lapse of time or both would constitute an Event of Default forthwith upon becoming aware thereof;

13.7   send to the Bank:

13.7.1 within 110 days of each fiscal year end, a copy of the Borrower's annual audited financial statements;

13.7.2 within 30 days of the end of each calendar month, monthly management accounts with such other information, certificates and forecasts as the Bank may from time to time reasonably require;

13.7.3 within 30 days of the end of each calendar month, a statement of aged accounts receivable; and

13.7.4 all other financial and other information concerning the Borrower and its business affairs as the Bank may from time to time reasonably require upon reasonable notice;

13.8 not, without the prior written consent of the Bank, incur or permit to exist on its behalf any obligations in respect of Indebtedness to any person other than Permitted Indebtedness;

13.9   not acquire or merge with any company;

13.10 file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or is otherwise subject to taxation and pay all taxes shown to be due and payable on such returns or any assessments made against it prior to penalties being incurred unless the liability to pay such taxes is the subject of a bona fide dispute and it is maintaining adequate reserves in respect of such liability;

13.11 obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every authorisation material to the carrying on of its business;

13.12 ensure that its obligations under this agreement and the Debenture shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

13.13 ensure that the levels of contribution to the pension schemes for the time being operated by it are and continue to be sufficient to comply with applicable law;

13.14 maintain and keep up to date adequate insurance over all its present and future assets, including its employees, in form and substance satisfactory to the Bank;

13.15 not change the nature of its business as conducted on the date of this agreement; and

13.16 ensure that, by no later than the date falling 6 months after the date of this agreement, all primary clearing, depository and other banking facilities required by the Borrower are maintained with the Bank.

14     Events of Default

       Without prejudice to the on demand nature of the Overdraft and without prejudice to the Bank's other rights, the Bank may terminate the Bank's obligation to make the Facilities available and demand immediate repayment of all outstanding Advances together with all accrued interest thereon and payment of cash cover equal to the Guaranteed Amount and of all other moneys payable to the Bank under this agreement or otherwise at any time after any of the following events shall have occurred:

14.1.1 the Borrower fails to pay any sum payable by it under this agreement in the currency, at the time and in the manner specified in this agreement (or within 3 Banking Days thereafter where the failure to pay is due solely to an administrative or systems error arising in the transmission of funds); or

14.1.2 the Borrower defaults in the due performance or observance of any other of its obligations under this agreement or the Parent default in the due performance or observance of any of its obligations under the Parent Guarantee and (if such default is in the opinion of the Bank capable of remedy) such default shall not have been remedied within 10 days of the Bank notifying the Borrower or the Parent, as the case may be of such default; or

14.1.3 any representation or warranty made or deemed to be made or repeated by the Borrower in or pursuant to this agreement or by the Parent in or pursuant to the Parent Guarantee is or proves to have been incorrect in any material respect; or

14.1.4 any obligation (including a contingent obligation) of the Borrower in respect of Indebtedness is not paid when due or becomes due or capable of being declared due prior to its stated maturity by reason of default; or

14.1.5 any judgment or order of a court of competent jurisdiction made against the Borrower which, if taken together with the amount of all other outstanding judgments or orders against the Borrower at such time, is in the aggregate sum of the Sterling Equivalent of $100,000, is not stayed or complied with within 7 days or an encumbrancer takes possession of the whole or any part of the assets, rights or revenues of the Borrower, or

14.1.6 a distress or other legal process is levied or enforced upon any of the assets, rights or revenues of the Borrower and is not discharged within 7 days; or

14.1.7 the Borrower stops or suspends payment of its debts or is, or is deemed to be, unable to, or admits inability to, pay its debts as they fall due or commences negotiations with one or more of its creditors with a view to the general rescheduling of all or any of its debts or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class thereof; or

14.1.8 the Borrower is adjudicated or found bankrupt or insolvent or any step is taken or proceedings are commenced for the winding-up, administration or dissolution of the Borrower or for the appointment of a liquidator, administrator, receiver or similar officer in respect of the Borrower or of the whole or any part of its assets, rights or revenues (and, in the case of a petition for winding-up of the Borrower, such petition is not discharged within 7 days from its presentation); or

14.1.9 any event occurs or proceeding is taken with respect to the Borrower in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in clauses 14.1.5, 14.1.7 or 14.1.8; or

14.1.10 it becomes unlawful for the Borrower to perform all or any of its obligations under this agreement or the Debenture or for the Parent to perform any of its obligations under the Parent Guarantee; or

14.1.11       the Borrower ceases to be a subsidiary of the Parent; or

14.1.12 the Debenture ceases for any reason to be the valid and legally binding obligations of the Borrower; or

14.1.13 the Parent Guarantee ceases for any reason to be the valid and legally binding obligations of the Parent; or

14.1.14 any of the Credit Documents ceases for any reason to be the valid and legally binding obligation of the Borrower or the Parent; or

14.1.15 a Default (as such term is defined in any Credit Document) occurs under any of the Credit Documents or, if any Credit Document has been terminated, an event occurs which, but for such termination, would have been such a Default; or

14.1.16 any of the events mentioned in clauses 14.1.1 and 14.1.4 to 14.1.9 occurs in relation to the Parent; or 14.1.17 any other event occurs or circumstance arises which, in the reasonable opinion of the Bank, is likely materially and adversely to affect the ability of the Borrower or the Parent to perform all or any of their respective obligations under or otherwise to comply with the terms of this agreement or the Debenture (in the case of the Borrower) or the Parent Guarantee (in the case of the Parent).

15     Set-off

       The Bank may apply any credit balance to which the Borrower is entitled on any of the Borrower's accounts with the Bank at any of the Bank's branches in or towards satisfaction or any sum then due and payable by the Borrower hereunder. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

16     Indemnity

16.1 The Borrower shall indemnify the Bank on demand against any loss or expense which the Bank shall incur as a consequence of the occurrence of any Event of Default.

16.2 No payment to the Bank under this agreement pursuant to any judgment or order of any court or otherwise shall operate to discharge the obligation of the Borrower in respect of which it was made unless and until payment in full shall have been received in the currency in which it is payable and to the extent that the amount of any such payment shall on actual conversion into the currency in which it is payable fall short of the amount of the obligation expressed in the currency in which it is payable the Bank shall have a further and separate cause of action against the Borrower for the recovery of such sum as shall after conversion into the currency in which it is payable be equal to the amount of the shortfall.

17     Illegality and increased costs

17.1 If at any time it is unlawful or contrary to any regulation for the Bank to make, fund or allow to remain outstanding any Advances or Undertakings under this agreement then the Bank's obligation to make the Facilities available shall cease and, if the Bank so requires, the Borrower shall forthwith repay all amounts outstanding under this agreement together with accrued interest thereon and all other moneys owing hereunder and pay to the Bank an amount equal to the face amount of each Undertaking.

17.2 If the result of (i) any change in, or in the interpretation or application of any law or regulation or (ii) the introduction of any law or regulation (in each case which occurs after the date of this agreement) is to:

17.2.1 subject the Bank to Taxes or change the basis of Taxation with respect to any payment under this agreement (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this agreement is located); and/or

17.2.2 increase the cost to, or impose an additional cost on, the Bank in making the Facilities available or maintaining or funding any Advances or the Overdraft or providing any Undertaking; and/or

17.2.3 reduce the amount payable or the effective return to the Bank under this agreement; and/or

17.2.4 reduce the Bank's rate of return on its capital by reason of a change in the manner in which it is required to allocate capital resources to its obligations under this agreement; and/or

17.2.5 require the Bank to make a payment or forgo a return on or calculated by reference to any amount received or receivable by it under this agreement,

         then and in each such case (unless the increased cost or reduction in return would not have arisen but for any assignment by the Bank to a Transferee under clause 19.1 or the movement by the Bank of its facility office):

(i) the Bank shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(ii) the Borrower shall on demand, made at any time whether or not the amounts outstanding under this agreement have been repaid, pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank regards as confidential in relation to its funding arrangements) is required to compensate the Bank for such increased cost, reduction, payment or foregone return.

17.3 In the event that the Borrower is obliged to repay any amounts outstanding under this agreement under clause 17.2, the Borrower may within sixty days from the date of the demand referred to in clause 17.2.5(ii) prepay the Facilities in full, together with all other amounts then payable under this agreement.

18     Taxes

18.1 If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under this agreement for the account of the Bank, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. The Borrower shall promptly upon request deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

18.2 If following any such deduction or withholding as is referred to in clause 18.1 the Bank shall receive or be granted a credit against or remission for any Taxes payable by it, the Bank shall, subject to the Borrower having made any increased payment in accordance with clause 18.1 and to the extent that the Bank can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of the Bank to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as the Bank shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Bank (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made forthwith upon the Bank certifying that the amount of such credit or remission has been received by it. Nothing contained in this agreement shall oblige the Bank to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not by virtue of this clause 18.2, be entitled to enquire about the Bank's tax affairs.

18.3 The Bank hereby confirms to the Borrower that, on the date of this agreement, it is a Qualifying Bank.

18.4 The Bank shall, upon becoming aware in the context of this agreement that it has ceased to be a Qualifying Bank, promptly notify the Borrower.

19     Assignment

19.1 This agreement shall be binding upon, and enure for the benefit of, the Bank and the Borrower and their respective successors. The Borrower may not assign or transfer any of its rights or obligations under this agreement. The Bank may, without the consent of the Borrower, assign or transfer all or any part of its rights or transfer all or any part of its obligations under this agreement to any one or more purchasers whether or not they are related to the Bank (a "Transferee") unless such Transferee is not a Qualifying Bank in which event the Borrower's prior written consent to such assignment or transfer shall be required. If the Bank transfers all or any part of its rights or transfers all or any part of its obligations as provided in this clause 19.1 all relevant references in this agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its assignee(s) or transferee(s) (as the case may be) to the extent of their respective interests and, in the case of a transfer, the Borrower shall look solely to the Transferee for the performance of the obligations so transferred to it.

19.2 The Bank may disclose to a potential assignee or transferee or to any other person who is proposing to enter into contractual relations with the Bank in relation to this agreement such information about the Borrower as the Bank shall consider appropriate provided that any such potential assignee or transferee or other person has first agreed to keep that information confidential.

20     Notices

20.1 Every notice, request, demand or other communication under this agreement shall:

20.1.1 be in writing delivered personally or by first-class prepaid letter or telefax;

20.1.2 be deemed to have been received, subject as otherwise provided in this agreement, in the case of a letter, when delivered and, in the case of a telefax, when a complete and legible copy is received by the addressee (unless the time of despatch of any telefax is after close of business in which case it shall be deemed to have been received at the opening of business on the next business day); and

20.1.3 be sent:

(a) to the Borrower at:

                Hurco Europe Limited
                Halifax Road
                Cressex Business Park
                High Wycombe
                Buckinghamshire, Hp12 3SN

                Telefax: +44 (0) 1494 443350
                Attention: David Waghorn, Managing Director;
                           Ray Axon, Financial Controller and Company Secretary;

                with a copy to:

                Hurco Companies, Inc
                One Technology Way
                Indianapolis
                IN 46268-0180

                Telefax:   00 1 317 347 6201
                Attention: Mr Roger J. Wolf, Senior Vice President &
                           Chief Financial Officer

(b) to the Bank at:

                Bank One, NA
                1 Triton Square
                London NW1 3FN
                Telefax:   020 7903 4889
                Attention: Mark Herridge, Associate Director;
                           Paul Hogan, Associate;

                with a copy to

                Bank One, NA
                111 Monument Circle
                Indianapolis
                IN 46277-0104
                Telefax:   00 1 317 321 6771
                Attention: Brian D Smith, First Vice President.

           or to such other address or telefax number as is notified by the relevant party to the other party to this agreement.

21     Law and jurisdiction

21.1 This agreement shall be governed by and construed in accordance with English law.

21.2   The parties to this agreement agree for the benefit of the Bank that:

21.2.1 if any party has any claim against any other arising out of or in connection with this agreement such claim shall be referred to the High Court of Justice in England, to the jurisdiction of which each of the parties irrevocably submits; and

21.2.2 nothing in this clause 21.2 shall limit the right of the Bank to refer any such claim against the Borrower to any other court of competent jurisdiction outside England, to the jurisdiction of which the Borrower hereby irrevocably agrees to submit, nor shall the taking of proceedings by the Bank before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

21.3   No term of this  agreement is enforceable  under the Contracts
       (Rights of Third Parties) Act 1999 by a person who is not party to this agreement

We enclose a copy of this letter which we request the Borrower to sign and return to us signifying the Borrower's acceptance of the Facilities and the Borrower's agreement with all the above terms and conditions. If we do not receive such signed copy by 5.30 p.m. on 31 January 2004 the offer of the Facilities contained in this letter shall thereupon be deemed automatically to be withdrawn.

Yours faithfully

/s/ Mark Herridge
............................................................
For and on behalf of
Bank One, NA

To:      Bank One, NA
         1 Triton Square
         London   NW1 3FN



                                                             January 15, 2004
Dear Sirs

(pound)700,000 Revolving Credit Facility and (pound)300,000 Overdraft Facility

We are pleased to confirm our acceptance of the Facilities which you have placed at our disposal on the terms and conditions set out in your letter of 15 January 2004 of which the above is a copy.



/s/ Roger J. Wolf
............................................................
For and on behalf of
Hurco Europe Limited

                                   Appendix 1

                       Form of Borrowing Base Certificate

To:    the Bank

From:  the Borrower

                      (pound)700,000 Revolving Credit Facility and
                       (pound)300,000 Overdraft Facility Agreement
                              dated [o]January 2004
                                (the "Agreement")

We hereby certify that as at [specify relevant month end] the amount of Eligible Trade Debts, Eligible Finished Goods Inventory, Eligible Unfinished Goods Inventory and the Borrowing Base were:

1      Eligible Trade Debts

(a) total Eligible Trade Debts (pound)[o]

(b)    80 per cent of total Eligible Trade Debts

2      Eligible Finished Goods Inventory

(a) total Eligible Finished Goods Inventory (pound)[o]

(b)    50 per cent of total Eligible Finished Goods Inventory

3      Eligible Unfinished Goods Inventory

(a) total Eligible Unfinished Goods Inventory (pound)[o]

(b)    40 per cent of total Eligible Unfinished Goods Inventory

4      Borrowing Base

       Borrowing Base

       (being the aggregate of:

(a) the amount set out in 1(b);

(b) the amount set out in 2(b); and

(c) the amount set out in 3(b)).

We confirm that:

1 no event or circumstance has occurred and is continuing which constitutes an Event of Default;

2 the representations and warranties contained in clause 12 of the Agreement are true and correct at the date of this certificate as if made with respect to the facts and circumstances existing at the date of this certificate.

Words and expressions defined in the Agreement shall have the same meaning where used in the certificate.

........................................................
For and on behalf of
Hurco Europe Limited





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                                   Appendix 2

                      [DIRECTOR'S/SECRETARY'S] CERTIFICATE

I, Roger J. Wolf, being a Director of Hurco Europe Limited (the "Company"), HEREBY CERTIFY on behalf of the Company and without personal liability as follows:

1. Private company

The Company is a private limited company incorporated in England and Wales with company number 0162880 and registered office at Halifax Road, Cressex Business Park, High Wycombe, Buckinghamshire HP12 3SN.

2. Constitutional documents of the Company

The documents annexed to this certificate as annexure "A" constitute a true and up to date copy of the certificate of incorporation, each certificate of incorporation on change of name of the Company, the certificate of re-registration as a public or private company and the memorandum and articles of association of the Company containing all modifications thereto, and there are no other constitutional documents of the Company.

3. Board resolutions of the Company

The documents annexed to this certificate as annexure "B" are true copies of the minutes of a meeting of the board of directors of the Company duly convened and held on [?] January 2004. The resolutions set out therein were duly passed and have not been amended or revoked. No borrowing restrictions (or lack of power) in relation to the giving of guarantees or security or otherwise of the Company will be exceeded as a result of the Company entering into the [Documents] (as defined in the minutes referred to above) (the "Documents"), borrowing moneys thereunder or giving the guarantees or security thereunder or incurring or performing the obligations expressed to be assumed by it thereunder.

4. Authorised signatories

 Set out below are true signatures of those persons authorised by the resolutions of the board of directors of the Company referred to in paragraph 3 above to sign the Documents and to execute all such undertakings, statements, certificates, notices (including, without limitation, any Borrowing Base Certificate), acknowledgements and other documents as may be required to be done, signed and executed by or on behalf of the Company in connection with the Documents and otherwise in relation to or ancillary to the same.

       Roger J. Wolf, Director

       David G. Waghorn, Director

       Raymond Axon, Secretary



SIGNED [DATE]

..................................
Roger J. Wolf, Director